Exhibit 99.1

Newfield Exploration Reports Third Quarter 2013 Results

o	Third quarter domestic liquids production up 9% over second quarter of 2013
o	2013 production expectations increased to 48 MMBOE (previous range: 46 – 47 MMBOE)
o	Recent Wasatch XL well IPs at more than 2,200 BOEPD, best well to date
o	New “STACK” oil resource play unveiled in Anadarko Basin, extending drilling inventory; Co. adding operated rig

The Woodlands, Texas – November 4, 2013 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited third quarter 2013 financial results and provided an update on its operations. The Company’s year-to-date operational highlights are detailed in the @NFX publication, located on Newfield’s website.

Newfield will host a conference call at 7:30 a.m. CST on November 5, 2013. To listen to the call and view the slide deck, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-325-2344.

Third Quarter Financial Summary

With the process underway to divest Newfield’s international businesses, the Company is reporting its financial and operating results for international businesses as “discontinued operations.”

For the third quarter of 2013, the Company posted a loss from continuing operations of $4 million, or $0.03 per diluted share, which includes the impact of a net unrealized loss on commodity derivatives of $106 million ($68 million after-tax), or $0.50 per share. Income from discontinued operations was $31 million, or $0.08 per share, which includes a reduction to EPS of $20 million, or $0.15 per share, related to the purchase of the outstanding preferred shares of Newfield China, LDC, a now wholly-owned subsidiary, from Huffco International, LLC (effective July 1, 2013). Combined net income for the third quarter of 2013 was $27 million, or $0.05 per share (all per share amounts are on a diluted basis).

Excluding the unrealized loss on commodity derivatives and including earnings from discontinued international operations, net income for the third quarter of 2013 would have been $95 million, or $0.70 per diluted share without the effect of the purchase of preferred shares.

Revenues for the third quarter of 2013 were $486 million, excluding $189 million from discontinued operations. Net cash provided by operating activities before changes in operating assets and liabilities was $403 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Third Quarter 2013 Sales Summary

Newfield’s net production in the third quarter of 2013 was 12 million BOE, of which 1.6 million BOE was from the Company’s international businesses, which are classified as discontinued operations. Domestic liquids production in the third quarter was up 9% compared to the second quarter of 2013. The composition of third quarter production was 44% oil, 12% natural gas liquids and 44% natural gas. Production by product is detailed in this release for the third quarter of 2013.

“We have executed well in 2013. Not only have we delivered on our projections, but we also have added our new STACK play which provides inventory and economic locations to exploit in 2014 and beyond,” said Lee K. Boothby, Newfield Chairman, President and CEO. “In February 2013, we rolled out a three-year plan and today we have year one behind us. We have even greater confidence in our ability to hit our corporate level targets and we intend to deliver on our promise of doubling liquids production from our four key plays by the end of 2015.”

2013 Production Guidance and Capital Investments

Newfield today raised its production guidance for 2013 to approximately 48 million BOE (previous guidance was 46 – 47 million BOE). The guidance includes approximately 8 million BOE from discontinued international operations.

The Company expects to invest approximately $2 billion, which includes a $62 million acquisition in the Anadarko Basin in August 2013 and excludes capitalized internal costs.

The STACK Play

Newfield today unveiled a new resource play in the Anadarko Basin of Oklahoma. In less than two years, the Company’s net production in the Anadarko Basin has grown to approximately 25,000 BOEPD. The STACK play is adjacent to and complements the Company’s SCOOP play.

“Our early results in the STACK play are very encouraging, with initial wells providing about 35% rates of return,” said Gary D. Packer, Newfield Chief Operating Officer. “We are early in our learning curve in the STACK and history proves that we can lower costs and enhance returns as we move to development mode. STACK has the potential to more than double our unrisked resource potential in the basin and add thousands of new drilling locations. We will be increasing our planned activity levels in the Anadarko Basin, as this region has the potential to drive our corporate growth rates over the next decade. Our net production from the Anadarko Basin is expected to exit 2014 at nearly 50,000 BOEPD.”

STACK Highlights

•
STACK horizons include the Meramec and Woodford Shales. The Meramec ranges in thickness from 275 – 475 feet and porosity is comparable to the Woodford. The STACK play ranges in depth from 8,000 – 11,000 feet.

•
The Company’s position in the Anadarko Basin has grown to more than 225,000 net acres. As the name implies, the “stacked” nature of this new play provides for multi-horizon potential. Newfield has more than 170,000 net acres prospective for the Woodford and more than 150,000 net acres prospective for the STACK.

•
 STACK wells have an estimated ultimate recovery of 800 – 1,000 MBOE and reserves are approximately 70% liquids (40% oil). To date, Newfield has drilled seven wells in the STACK, with initial production rates averaging 900 BOEPD and 30-day average production of 640 BOEPD. Lateral lengths are approximately 10,000 feet and working interest averages 93%.

•	Newfield is increasing its operated rig count in the Anadarko Basin to eight rigs, with at least two rigs dedicated to its STACK development.

Third Quarter 2013 Operational Highlights

For complete highlights, see the Company’s @NFX publication, located on its website.

•
Domestic liquids production in 2013 is expected to be approximately 40 million BOE, representing growth of more than 40% over 2012, adjusted for prior year asset sales. Domestic liquids production in the third quarter of 2013 increased 9% over the second quarter of 2013.

•
Anadarko Basin production is expected to exceed 2013 guidance by 0.3 million BOE and total 7.3 million BOE. Average third quarter net production from the SCOOP and STACK plays was 22,200 BOEPD. Net production is expected to average nearly 26,000 BOEPD in the fourth quarter of 2013 and more than 31,000 BOEPD in the first quarter of 2014. Newfield is adding an eighth operated rig in the basin.

•
The Company’s third quarter net production in the Williston Basin exceeded guidance by 1,600 BOEPD and averaged 13,400 BOEPD. Newfield now expects its Williston Basin net production to increase about 40% over 2012 levels (most recent growth guidance was 28%; original guidance was 15%).  The increase is related to better well performance and early production from multi-well pads. Completed well costs year-to-date in the Williston Basin have averaged $8.7 million gross for SXL wells, including about $0.8 million in artificial lift and facilities costs.

•
Average third quarter net production in the Eagle Ford was up 9% quarter-over-quarter to 8,200 BOEPD. Fourth quarter 2013 net production in the Eagle Ford is expected to average 12,200 BOEPD, reflecting the completion of new pads in the Company’s West Asherton development. Average drill and complete costs for 7,500’ lateral wells in the Eagle Ford year-to-date are $7.3 million gross, down more than 20% year-over-year. The Company’s full-year 2013 Eagle Ford production is expected to increase about 70% over 2012.

•
Uinta Basin net sales in the third quarter averaged 23,100 BOEPD, compared to guidance of 25,000 BOEPD. Sales were impacted by unplanned refinery downtime. Recent SXL wells in the Uteland Butte yield gross initial production of nearly 1,700 BOEPD and average more than 1,000 BOEPD over 30-days. Recent XL Wasatch well (3,200’ lateral) records initial gross production of more than 2,200 BOEPD and the first Wasatch SXL well (9,900’ lateral) is planned for late November. Uinta Basin production is expected to increase about 8% in 2013.

•
Newfield recently announced the signing of a Share Purchase Agreement for $898 million for its Malaysian business. The transaction is expected to close in early 2014. This is the first of two planned transactions to divest the Company’s international businesses.

Full-Year 2013 Guidance

Newfield expects 2013 total company production will be approximately 48 million BOE, which includes an estimated 8 MMBbls from discontinued operations. The table below details the Company’s growth forecast through 2015.

	2012*	2013e	2014e	2015e
Domestic Production:
Oil (MMBO)	11.1	14.0	16.8 - 19.0	20.6 - 25.3
NGLs (MMBbls)	2.3	5.2	7.2 - 8.0	6.9 - 8.5
Natural Gas (BCF)	140	125	114 - 132	112 - 136
Domestic Total (MMBOE)	36.8	40.0	43.0 - 49.0	46.0 - 57.0
YoY Domestic Liquids Growth	27%	43%	38%	20%
YoY Domestic Gas Growth	(7%)	(11%)	1%	--
YoY Domestic Total Growth	3%	9%	18%	12%

International Production:
Oil (MMBO)	9.9	8.0
Natural Gas (BCF)	1.2	--
International Total (MMBOE):	10.1	8.0
Total Production (MMBOE):	46.9	48.0

* Excludes Production from Assets Sold

Fourth Quarter 2013 Costs and Expense Guidance

The Company’s cost and expense guidance is shown on a unit of production basis for the fourth quarter of 2013. The information is presented separately for Newfield’s domestic business (continuing operations) and its international business (discontinued operations). Financial results from discontinued operations will be reported on a separate line on the income statement.

	Domestic	International
Operating Expenses:
Recurring LOE (per BOE):	$5.40	$16.90
Major Expense (per BOE):	$2.20	$5.30
Transportation (per BOE):	$3.60	--
Total LOE (per BOE)	$11.20	$21.20
Production & Other Taxes (per BOE):	$2.70	$26.20
DD&A Expense (per BOE):	$17.90	$32.00
General & Administration (G&A), net (per BOE):	$5.75**	$2.10
Capitalized Internal Costs (per BOE):	($2.90)	($6.25)
Interest Expense (per BOE):	$4.95	--
Capitalized Interest (per BOE):	($1.15)	--
Effective Tax Rate:	36%	75%

** The increase in fourth quarter G&A expense is primarily related to a compensation program for substantially all domestic non-executive employees. See Note 11 of Newfield’s Form 10-Q, Stock-Based Compensation: “Stockholder Value Appreciation Program”.
_______________________________________

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, we have oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

	3Q13 Actual
3Q13 Actual Results	Domestic (Continuing Operations)	Int'l (Discontinued Operations)	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	3.7	1.6	5.3
Natural gas - Bcf	31.7	0.1	31.8
NGLs - MMBbls	1.4	—	1.4
Total MMBOE	10.4	1.6	12.0

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$89.72	$114.12	$97.26
Natural gas - $/Mcf	$3.88	$3.58	$3.88
NGLs - $/Bbl	$30.90	$—	$30.90
Bbl equivalent - $/BOE	$48.78	$113.30	$57.96

Operating Expenses:
Lease operating ($MM)
Recurring	$53.2	$27.1	$80.3
Major (workovers, etc.)	$14.9	$(1.1)	$13.8
Transportation	$35.4	$—	$35.4

Lease operating (per BOE)
Recurring	$5.28	$15.98	$6.81
Major (workovers, etc.)	$1.48	$(0.71)	$1.17
Transportation	$3.51	$—	$3.01

Production and other taxes ($MM)	$18.5	$46.1	$64.6
per BOE	$1.82	$27.60	$5.49

General and administrative (G&A), net ($MM)	$61.1	$4.1	$65.2
per BOE	$6.08	$2.49	$5.56

Capitalized internal costs ($MM)			$(34.8)
per BOE			$(2.97)

Interest expense ($MM)			$52.1
per BOE			$4.44

Capitalized interest ($MM)			$(12.7)
per BOE			$(1.09)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 1.9 Bcf during the three months ended September 30, 2013.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic and total natural gas would have been $3.23 and $3.23 per Mcf, respectively and the domestic and total crude oil and condensate average realized prices would have been $93.02 and $99.54 per barrel, respectively. We did not have any hedging contracts associated with NGL production as of September 30, 2013.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Oil, gas and NGL revenues	$486	$371	$1,291	$1,124

Operating expenses:
Lease operating	104	100	299	305
Production and other taxes	19	17	52	53
Depreciation, depletion and amortization	171	172	482	510
General and administrative	61	57	160	161
Other	—	6	—	6
Total operating expenses	355	352	993	1,035

Income from operations	131	19	298	89

Other income (expense):
Interest expense	(52)	(53)	(153)	(153)
Capitalized interest	13	17	40	53
Commodity derivative income (expense)	(99)	(98)	(66)	61
Other	1	(13)	5	(15)
Total other income (expense)	(137)	(147)	(174)	(54)

Income (loss) from continuing operations before income taxes	(6)	(128)	124	35

Income tax provision (benefit)	(2)	(46)	47	14
Income (loss) from continuing operations	(4)	(82)	77	21
Income from discontinued operations, net of tax	31	49	53	197
Net income (loss)	$27	$(33)	$130	$218

Earnings per share:
Basic
Income (loss) from continuing operations	$(0.03)	$(0.61)	$0.57	$0.15
Income from discontinued operations	0.08	0.37	0.24	1.47
Basic earnings (loss) per share	$0.05	$(0.24)	$0.81	$1.62
Diluted
Income (loss) from continuing operations	$(0.03)	$(0.61)	$0.57	$0.15
Income from discontinued operations	0.08	0.37	0.24	1.46
Diluted earnings (loss) per share	$0.05	$(0.24)	$0.81	$1.61

Weighted-average number of shares outstanding for basic income (loss) per share	136	135	135	134

Weighted-average number of shares outstanding for diluted income (loss) per share	136	135	136	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$89	$88
Derivative assets	29	125
Other current assets	655	653
Total current assets	773	866

Property and equipment, net (full cost method)	7,810	6,902
Derivative assets	31	17
Other assets	129	127
Total assets	$8,743	$7,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	49	6
Other current liabilities	1,027	953
Total current liabilities	1,076	959

Other liabilities	42	47
Derivative liabilities	1	15
Long-term debt	3,485	3,045
Asset retirement obligations	144	132
Deferred taxes	1,076	934
Total long-term liabilities	4,748	4,173

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,513	1,487
Accumulated other comprehensive loss	(4)	(7)
Retained earnings	1,410	1,300
Total stockholders' equity	2,919	2,780
Total liabilities and stockholders' equity	$8,743	$7,912

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$130	$218
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	664	702
Deferred tax provision	89	5
Stock-based compensation	35	27
Commodity derivative income	66	(61)
Cash receipts on derivative settlements, net	45	123
Other non-cash charges	7	11
	1,036	1,025
Changes in operating assets and liabilities	59	(221)
Net cash provided by operating activities	1,095	804

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,466)	(1,294)
Acquisitions of oil and gas properties	(64)	(9)
Proceeds from sales of oil and gas properties	25	382
Redemptions of investments	1	—
Net cash used in investing activities	(1,504)	(921)

Cash flows from financing activities:
Net proceeds under credit arrangements	440	59
Proceeds from issuance of senior notes	—	1,000
Repayment of senior subordinated notes	—	(875)
Other	(30)	(18)
Net cash provided by financing activities	410	166

Increase in cash and cash equivalents	1	49
Cash and cash equivalents, beginning of period	88	76

Cash and cash equivalents, end of period	$89	$125

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2013 for our continuing operations stated without the effect of certain items to net loss is shown below:

3Q13
(in millions)
Net loss	$(4)
Net unrealized loss on commodity derivatives(1)	106
Income tax adjustment for above items	(38)
Earnings stated without the effect of the above items	$64

(1) The determination of "Net unrealized loss on commodity derivatives" for the third quarter 2013 is as follows:

3Q13
(in millions)
Commodity derivative expense	$(99)
Cash receipts on derivative settlements, net	(7)
Net unrealized loss on commodity derivatives	$(106)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

3Q13
(in millions)
Net cash provided by operating activities	$485
Net change in operating assets and liabilities	(82)
Net cash provided by operating activities before changes
in operating assets and liabilities	$403